Exhibit 8.2

April 22, 2021

Boards of Directors

Catalyst Bancorp, Inc.

St. Landry Homestead Federal Savings Bank

235 N. Court Street

Opelousas, Louisiana 70570

Re:	Opinion Regarding Louisiana Income Tax Effects of Proposed Conversion of St. Landry Homestead Federal Savings Bank from a Federal Mutual Savings Bank to a Federal Stock Savings Bank

Boards of Directors:

You have requested our opinion regarding the Louisiana state income tax consequences of the proposed conversion (the “Conversion”) of St. Landry Homestead Federal Savings Bank (the “Bank”) from a federal mutual savings bank to a federal stock savings bank (the “Stock Bank”), pursuant to a plan of conversion adopted by the Board of Directors of the Bank on January 27, 2021 (the “Plan”). In the Conversion, all of the Bank’s to-be-issued stock will be acquired by Catalyst Bancorp, Inc., a newly organized Louisiana corporation (the “Holding Company”).

We have reviewed the opinion prepared by the law firm of Silver, Freedman, Taff & Tiernan LLP, dated March 11, 2021, concerning the federal income tax consequences of the Conversion (the “Federal Tax Opinion”). In forming our opinions, we have not independently verified, but specifically rely on the facts, assumptions and representations cited therein; and further on the opinions expressed therein as to the resulting federal income tax consequences. Should any of the said facts, assumptions or representations prove to be untrue; or if for that or any other reason the ultimate federal tax treatment of the Conversion should differ from that anticipated in the Federal Tax Opinion, our conclusions as outlined herein might be significantly affected. All capitalized terms used but not defined herein have the same meaning as in the Federal Tax Opinion.

Our opinion is based on current provisions of Louisiana law, including enacted statutes, regulations promulgated thereunder, and case law; any of which may be changed at any time, potentially with retroactive effect. Any such change in the relevant provisions of Louisiana law may affect the continuing validity of our opinion. We specifically disclaim any obligation to update our opinion for any change in relevant facts or law occurring after the date hereof. Our opinion is limited to the Louisiana income tax consequences of the Conversion, and no opinion is expressed regarding the potential application of any other tax.

Boards of Directors

Catalyst Bancorp, Inc.

St. Landry Homestead Federal Savings Bank

April 22, 2021

LAW & ANALYSIS

Louisiana imposes a corporation income tax on the Louisiana taxable income of domestic and foreign corporations. La R.S. 47:287.11. An entity taxed as a corporation for federal income tax purposes is also taxed as a corporation for Louisiana income tax purposes. La R.S. 47:287.11A. "Louisiana taxable income" is defined as Louisiana net income, less deductions for net operating losses and federal income tax. La R.S. 47:287.69.

"Louisiana net income" is defined as federal taxable income, subject to specified modifications, that is earned or derived from sources within Louisiana. La R.S. 47:287.65, 47:287.67, 47:287.71, 47:287.73, 47:287.75. For purposes of determining their federal taxable income, corporations that are included with affiliates in a consolidated federal income tax return must file their Louisiana corporation income tax return on a separate corporation basis. La R.S. 47:287.733. Dividends received from banking corporations organized under the laws of Louisiana, from national banking corporations doing business in Louisiana, and from capital stock associations, whose stock is subject to ad valorem taxation are subtracted from federal taxable income to arrive at Louisiana net income. La R.S. 47:287.71.B(6).

Mutual savings banks, national banking corporations, and state banking corporations that pay a state tax on their shares of stock are exempt from Louisiana corporation income tax. La R.S. 47:287.501, Reg. 1140(C)(1), Tit. 61, LAC. The shares of stock of all banks, banking companies, firms, associations, or corporations, doing a banking business in Louisiana are subject to the Louisiana “bank shares tax.” La R.S. 47:1967. St. Landry Homestead Federal Savings Bank (the “Bank”), as either a federal mutual savings bank, or a federal stock savings bank (the “Stock Bank”), is subject to the Louisiana “bank shares tax” and is therefore exempt from the Louisiana corporation income tax.

Louisiana imposes an income tax on the net income of resident individuals, from whatever source derived; and of nonresident individuals, that is derived from property located, or from services rendered, or from business transacted within the state, or from sources within the state. La R.S. 47:31(1), (2), 47:290.B. Net income subject to tax is defined as federal adjusted gross income subject to certain specified modifications. La R.S. 47:290; 47:293. Income distributed by a trust, partnership, or mutual fund to an individual taxpayer retains the same character in the individual's hands as it had in the distributor's hands to the extent that such income similarly retains its character for federal income tax purposes. La R.S. 47:293(9)(d).

Louisiana imposes an income tax on the "Louisiana taxable income" of an estate or trust. La R.S. 47:300.1. Louisiana taxable income is defined as taxable income determined in accordance with federal law for the same tax year, but subject to certain specified modifications. The tax is imposed on a nonresident estate or trust only to the extent of income earned within or derived from sources within Louisiana. La R.S. 47:300.3, 47:300.6, 47:300.7.

Boards of Directors

Catalyst Bancorp, Inc.

St. Landry Homestead Federal Savings Bank

April 22, 2021

Louisiana does not tax partnerships; however, partners are taxable on their distributive shares of partnership income, whether or not actually distributed. La R.S. 47:201, 47:202.

For Louisiana income tax purposes, a limited liability company is treated and taxed in the same manner that it is treated and taxed for federal income tax purposes. La R.S. 12:1368.

No specified modifications to federal taxable income are provided either by the Louisiana corporation or personal income tax laws for gains and losses realized by “parties to a reorganization,” as defined by the Internal Revenue Code (IRC). Neither is there a specified modification provided by either law with respect to the determination of basis or holding period of stock received in a reorganization that would enter into the computation or taxation of gain or loss. In the absence of any such specified modifications, the recognition of taxable gain and the determination of basis and holding period of assets received in the Conversion for federal income tax purposes should also be obtained for Louisiana income tax purposes, as more specifically outlined below.

OPINIONS

Based on the facts, assumptions and representations cited, and the conclusions expressed in the Federal Tax Opinion, we express the following opinions regarding the application of Louisiana corporation and personal income taxes to the Conversion:

1.	No gain or loss will be recognized by either the Bank or the Stock Bank as a result of such Conversion.

2.	No gain or loss will be recognized by the Stock Bank upon the receipt of money from the Holding Company in exchange for its shares or by the Holding Company upon the receipt of money from the sale of the Common Stock.

3.	No gain or loss will be recognized by the account holders of the Bank upon the issuance to them of withdrawable deposit accounts in the Stock Bank in the same dollar amount and under the same terms as their deposit accounts in the Bank.

4.	No gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon receipt by them of an interest in the Liquidation Account of the Stock Bank in exchange for their ownership interests in the Bank.

5.	Provided that the fair market value of the nontransferable subscription rights to purchase the Common Stock will be zero, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon the distribution to them of the nontransferable subscription rights to purchase the common stock.

6.	No taxable income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members as a result of the exercise of the nontransferable subscription rights.

7.	Neither the Bank nor the Stock Bank will be subject to the Louisiana corporation income tax.

Boards of Directors

Catalyst Bancorp, Inc.

St. Landry Homestead Federal Savings Bank

April 22, 2021

Further, because the Louisiana corporation and individual income tax laws conform to the federal income tax treatment of gains and losses, and provide for no specified modifications with respect to basis or holding period of stock received in a reorganization; for the purposes of Louisiana corporation and individual income taxes:

8.	The basis of the account holders’ deposit accounts in the Stock Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor.

9.	The basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account of the Stock Bank will be zero, which is the cost of such interests to such persons.

10.	It is more likely than not that the basis of the Common Stock to the Holding Company’s shareholders will be the purchase price thereof.

11.	Each stockholder's holding period will commence upon their exercise of the subscription rights.

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 (“Registration Statement”) of the Holding Company filed with the Securities and Exchange Commission with respect to the Conversion, and as an exhibit to the Form AC, Application for Approval of Conversion as filed with the Office of the Comptroller of the Currency, and Application H-(e)1 as filed with the Board of Governors of the Federal Reserve System (the “Filings”). We also hereby consent to the references to this firm in the prospectus which is a part of the Registration Statement and the Filings.

Very truly yours,

Castaing, Hussey & Lolan, LLC